Exhibit 99.3

In connection with its previous announcements regarding the planned separation of its Immune Medicine businesses and the launch of a convertible notes offering, Adaptive Biotechnologies Inc. (“we,” “us” and “our”) is providing this statement.

Recent Developments

Separation of Immune Medicine Business

Since establishing MRD and Immune Medicine as separate operating segments in 2024, both businesses have continued to advance. MRD has achieved significant scale, expanded reimbursement, strengthened its clinical evidence base and reached profitability, establishing clonoSEQ® as a leading platform in MRD clinical and biopharma testing.

At the same time, Immune Medicine has continued to build a uniquely differentiated discovery platform anchored by the world’s largest clinically linked immune receptor dataset and enhanced by advances in AI-driven discovery. The platform is increasingly demonstrating its potential to generate novel biological insights, identify therapeutic targets, and accelerate the development of precision medicines. Immune Medicine has progressed its data and drug discovery capabilities to uncover causal immune drivers to enable precision medicine in autoimmune diseases. With over 6 million functional TCR-antigen pairs and well-characterized data sets on more than 10,000 patients, Immune Medicine is discovering pathogenic TCRs and the disease-causing antigens they bind.

As Immune Medicine enters its next phase of growth, we believe the long-term potential of its differentiated assets may be best realized outside of a diagnostic commercial model. As a result, we have reached an inflection point where we believe separating the businesses would enable each to pursue its distinct strategic priorities, capital requirements, and growth opportunities.

Following a separation, Adaptive would continue as the MRD business, building on its leadership position in MRD diagnostics and biopharma testing. We are evaluating strategic and structural alternatives for Immune Medicine to pursue its growth strategy, capital needs, and value creation opportunities outside of Adaptive, and expect to identify our preferred path to separation by year end. We believe this path offers the greatest opportunity to unlock the full potential of both businesses and create long-term value for shareholders.

Leadership for Immune Medicine, where Dr. Harlan Robins, our Chief Scientific Officer, has been primarily focused, will be determined as its strategic alternatives become clearer. Additionally, in line with his continued obligations to Adaptive and as approved by our board of directors, Dr. Robins formed a new data-sharing, cloud-computing company, where he is the founder and a director but not a paid employee. As the strategy for Immune Medicine is finalized, the allocation of Dr. Robins’ time may change. Executive leadership for Adaptive and the MRD business remains intact, and Dr. Robins continues to support research and development efforts for the MRD business.

Repayment of OrbiMed Purchase Agreement

In September 2022, we entered into a revenue interest purchase agreement (the “OrbiMed Purchase Agreement”) with OrbiMed Royalty & Credit Opportunities IV, LP (“OrbiMed”), an affiliate of OrbiMed Advisors LLC, as collateral agent and administrative agent for the purchasers party thereto (the “Purchasers”). Pursuant to the OrbiMed Purchase Agreement, we received $124.4 million from the Purchasers (the “Purchaser Payment”), net of expenses. As consideration for such payments, the Purchasers have a right to receive certain revenue interest payments from us each quarter based on a current rate of five percent of all GAAP revenue, subject to adjustment in September 2028 as provided in the OrbiMed Purchase Agreement. OrbiMed will be entitled to 100% of the revenue interest payments until it has received a total cumulative value of 165% of the Purchaser Payment (the “Return Cap”), unless full repayment of the amount of the Return Cap has not been made by September 12, 2032, in which case the Return Cap shall be increased to 175% of the Purchaser Payment. To secure our obligations under the OrbiMed Purchase Agreement, we and our subsidiaries have granted OrbiMed a security interest in our core platform technology assets, subject to certain customary exclusions, as defined in the OrbiMed Purchase Agreement.

OrbiMed has waived various covenants in the OrbiMed Purchase Agreement that otherwise would have restricted our ability to conduct this offering and agreed to allow us to repay the Purchaser Payment at a Return Cap of 156%, which results in a payoff amount of $156.9 million. We intend to repay this amount using the proceeds from this offering, and then to terminate the OrbiMed Purchase Agreement.

Risks Relating to our Business

We may not realize the anticipated benefits of separating our Immune Medicine business from our MRD business.

As our Immune Medicine business enters its next phase of growth, we believe the long-term potential of its differentiated assets may be best realized outside of a diagnostic commercial model of our MRD business. However, we may not achieve the anticipated operational, financial, strategic and other benefits of the separation. If strategic and structural alternatives for Immune Medicine do not emerge, we may not succeed in separating it from our MRD business, and any alternatives that do become available to us may have commercially challenging terms. Even if we do separate our Immune Medicine business, it may be unable to access the required capital, personnel, technology, or other resources necessary for the businesses to separately pursue its growth opportunities. Whether or not the separation is successful, pursuing the separation may distract our management, require time and resources, or adversely impact our operations, employee retention and morale, customer and partner retention, and other important relationships. As a result, we may not realize the anticipated benefits of separating our Immune Medicine business from our MRD business.

Forward-Looking Statements

This statement includes forward-looking statements, including statements regarding the separation of the Immune Medicine business, repayment of the OrbiMed Purchase Agreement, completion of the offering, and the expected amount and intended use of the net proceeds described above. Forward-looking statements represent Adaptive Biotechnologies’ current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are market conditions, the satisfaction of the closing conditions related to the offering and risks relating to Adaptive Biotechnologies’ business, including those described in periodic reports that Adaptive Biotechnologies files from time to time with the Securities and

Exchange Commission. Adaptive Biotechnologies may not consummate the separation of the Immune Medicine business, repayment of the OrbiMed Purchase Agreement, and the offering described in this statement. The forward-looking statements included in this press release speak only as of the date of this press release, and Adaptive Biotechnologies does not undertake to update the statements included in this press release for subsequent developments, except as required by law.